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                                                                EXHIBIT 23.1

                           CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report for the two years ended May 31, 1996 and for the nine months ended February 28, 1997 dated March 21, 1997, except as to Note 13, which is as of June 19, 1997, which appears on page F-2 on the Registration Statement (No. 333-22833) on Form S-1. We also consent to the application of such report to the financial statement schedule for the two years ended May 31, 1996 and the nine months ended February 28, 1997 listed under item 16(b) of Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Minneapolis, Minnesota
July 2, 1997